UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   CFSC Wayland Advisers, Inc.,
   12700 Whitewater Drive
   Minnetonka, MN  55343
   USA
2. Issuer Name and Ticker or Trading Symbol
   Nucentrix Broadband Networks, Inc.
   NCNX
3. IRS or Social Security Number of Reporting Person (Voluntary)
   52-2067849
4. Statement for Month/Year
   01/01/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |12/06/|P   | |16,700            |A  |9.15       |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/07/|P   | |8,200             |A  |11.1349    |2,001,194          |I (1) |By LLCs (1)                |
                           |01    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Wayland Investment Fund, LLC ("Wayland") and Wayland Investment Fund II, LLC ("Wayland II") own an aggregate of 2,001,194 shares of common stock (the "Shares") of Nucentrix Broadband Networks, Inc. (the "Company"). Pursuant to Investment Advisory Agreements with each of
Wayland and Wayland II, CFSC Wayland Advisers, Inc. ("Advisers") has investment power and control of the Shares. Advisers disclaims any beneficial ownership in the Shares except to the extent of its pecuniary interest in the Shares.
SIGNATURE OF REPORTING PERSON
/s/ Patrick J. Halloran, V.P. of CFSC Wayland Advisers, Inc.
DATE
1/03/02